Exhibit 99.1

Liberty Global Launches LiLAC Tracking Stock

•	Advanced cable platforms well-positioned to exploit organic growth potential, as well as M&A opportunities across the region

•	Trading will begin tomorrow, July 2, 2015, at 09:30 a.m. EDT

Denver, Colorado – July 1, 2015:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it completed its previously announced distribution of the tracking stock for its operations in Latin America and the Caribbean (the “LiLAC Group”) to shareholders. These ordinary shares will begin regular-way trading on July 2, 2015, at 09:30 a.m. EDT. The LiLAC Class A (LILA) and Class C (LILAK) ordinary shares will trade on NASDAQ, and the LiLAC Class B (LILAB) ordinary shares will trade on OTC Link. The Liberty Global Class A, Class B and Class C ordinary shares will continue to trade on NASDAQ under the symbols LBTYA, LBTYB and LBTYK, respectively.

Mike Fries, CEO of Liberty Global, stated, “The launch of our LiLAC tracking stock is an exciting event, which we believe will enhance long-term equity value for shareholders. Our cable operations in Chile and Puerto Rico are two of the most advanced platforms in the region. Both businesses have consistently delivered strong financial results and should continue to generate mid- to high-single-digit rebased OCF growth going forward. LiLAC is also uniquely positioned to exploit the highly fragmented landscape characterized by low broadband and pay TV penetrations.”

The LiLAC Group tracking stock forms a “pure-play” cable stock focused on Latin America and the Caribbean, giving shareholders the opportunity to invest directly in the region. The LiLAC Group initially has attributed to it Liberty Global’s Chilean business, VTR, the largest cable operator in Chile, as well as our 60% interest in the largest cable company in Puerto Rico, Liberty Cablevision. The entities comprising the LiLAC Group also have $100 million of cash provided by Liberty Global in order to provide liquidity to fund, amongst other things, ongoing operating costs and acquisitions. Following the completion of the Choice acquisition on June 3, 2015, LiLAC now passes over 4 million homes, serving approximately 3.4 million revenue generating units (“RGUs)1 and generating over $1.2 billion of annual revenue. For more information please see the LiLAC Group presentation posted on June 30, 2015, in the presentations and webcasts section in the Investor Relations section of our website www.libertyglobal.com.

Distribution of LiLAC Tracking Stock to Shareholders
At the close of trading today, July 1, 2015, Liberty Global distributed, as a dividend (or a “bonus issue” under U.K. law), to holders of its Class A, Class B and Class C ordinary shares as of 5:00 p.m. Eastern time on June 24, 2015 (the “record date”), one share of the corresponding class of LiLAC Group ordinary shares for each 20 Liberty Global ordinary shares held by each shareholder as of the record date. We distributed approximately 12.6 million LILA, 0.5 million LILAB and 30.8 million LILAK shares in total. Cash will be paid in lieu of fractional LiLAC Group ordinary shares.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected future financial performance, including OCF growth; the impacts of the implementation of the tracking stock structure, organic and strategic growth prospects and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our registration statement on Form S-4 relating to the issuance of the LiLAC shares and our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at March 31,
2015. In addition, we served five million mobile subscribers and offered WiFi access across over five million access points.

Liberty Global Group (“Liberty Global Group”), which is primarily comprised of our European operations, is traded on the NASDAQ Global Select Market under the symbols “LBTYA”, “LBTYB”, and “LBTYK”. Liberty Latin America and Caribbean Group (“LiLAC Group”), which includes our operations in that region, are traded under the symbols “LILA”, “LILAB”, and “LILAK”. LILA and LILAK are traded on the NASDAQ Global Select Market and LILAB is traded on OTC Link.

Liberty Global Group's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet and UPC. Our operations also include Liberty Global Business Services and Liberty Global Ventures. LiLAC Group’s consumer brands are VTR and Liberty. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	1 303 220 4218	Marcus Smith	44 20 7190 6374
Christian Fangmann	49 221 8462 5151	Bert Holtkamp	31 20 778 9800
John Rea	1 303 220 4238	Hanne Wolf	1 303 220 6678

[1]	All homes passed and RGU figures for Choice are as of February 28, 2015 and are based on information provided by Choice. The VTR and LCPR homes passed and RGU figures are as of March 31, 2015.

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